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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Statements and Experts" in the Proxy/ Prospectus incorporated by reference and of our report dated February 11, 2002 with respect to the financial statements and financial highlights of the Fixed Income III Portfolio and the High Yield II Portfolio, two of the portfolios of Morgan Stanley Institutional Fund, Inc., included in the Annual Report dated December 31, 2001, included in this Pre-Effective Amendment No. 1 (File No. 333-83236) in the Registration Statement on Form N-14 for Morgan Stanley Institutional Fund Trust.

                                                         ERNST & YOUNG LLP

Boston, Massachusetts
March 20, 2002